NANOPHASE TECHNOLOGIES CORPORATION 10-K

EXHIBIT 21.1

SUBSIDIARY OF NANOPHASE TECHNOLOGIES CORPORATION

(as of December 31, 2023)

Name	Jurisdiction of Formation

Solésence, LLC	Delaware